EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
May 4, 2016

Zoetis Reports First Quarter 2016 Results

•	For First Quarter 2016, Zoetis Delivers 12% Operational Growth in Revenue and 28% Operational Growth in Adjusted Net Income, Excluding Foreign Exchange

◦	Reported First Quarter 2016 Revenue of $1.2 Billion and Reported Net Income of $204 Million, or $0.41 per Diluted Share

◦	First Quarter 2016 Adjusted Net Income of $239 Million, or Adjusted Diluted EPS of $0.48

•	Updates Full Year 2016 Revenue Guidance to $4.775 - $4.875 Billion and Adjusted Diluted EPS to $1.83 - $1.90

•	Updates Full Year 2017 Revenue Guidance to $5.075 - $5.275 Billion and Adjusted Diluted EPS to $2.24 - $2.38

FLORHAM PARK, N.J. - May 4, 2016 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2016 and updated its guidance for full year 2016 and full year 2017.

The company reported revenue of $1.2 billion for the first quarter of 2016, an increase of 5% compared with the first quarter of 2015. Revenue reflected an operational1 increase of 12%, excluding the impact of foreign currency.

Net income for the first quarter of 2016 was $204 million, or $0.41 per diluted share, an increase of 24%, compared with the first quarter of 2015. Adjusted net income2 for the first quarter of 2016 was $239 million, or $0.48 per diluted share, an increase of 15% and 17%, respectively. Adjusted net income for the first quarter of 2016 excludes the net impact of $35 million, or $0.07 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items. On an operational basis, adjusted net income for the first quarter of 2016 increased 28%, with foreign currency having a negative impact of 13 percentage points.

Due to accounting calendars, the first quarter of 2016 includes six additional calendar days compared with the first quarter of 2015, resulting in higher sales, costs and expenses. The company estimates the impact of the additional days to be approximately 6 percentage points of operational growth.

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EXECUTIVE COMMENTARY
“Zoetis delivered solid operational revenue growth in the first quarter, with the full benefit of our diverse portfolio and business model on display. The growth in companion animal products drove our performance, while we experienced softer growth in our livestock products and a negative impact from the product rationalization and market changes in Venezuela and India that we communicated last year,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “Our core capabilities in direct customer interaction, R&D and manufacturing keep us well-positioned to lead the animal health industry.”

“The execution of our operational efficiency program continues to help us grow adjusted net income faster than sales, and we are on track to exceed our initial targets,” said Alaix. “With improved foreign exchange rates and the positive momentum of the business, we are increasing our adjusted diluted EPS guidance for 2016 and 2017.”

Paul Herendeen, Executive Vice President and Chief Financial Officer of Zoetis, said, “There was a lot going on in our results for the first quarter including having six extra days due to our financial calendar and seeing the impact of changes we are making to rationalize our product portfolio and geographic footprint. Looking through the noise, we posted another solid quarter. Foreign exchange rates continued to constrain our reported revenue growth -- reducing reported revenue by 700 basis points compared with the prior year quarter -- but we expect a more muted impact over the balance of the year based on current rates. We are off to a great start in 2016 and are confident that we will enter 2017 with the right product portfolio, focused in the right countries and with the right level of resources to deliver revenue growth over the long term that is equal to or faster than the markets in which we compete.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its business across two regional operating segments: the United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs. These segment results reflect the six additional calendar days mentioned above. In the first quarter of 2016:

•
Revenue in the U.S. segment was $582 million, an increase of 12% compared with the first quarter of 2015. Sales of companion animal products grew 32%, due primarily to increased sales of APOQUEL®, initial sales of other products into expanded distribution relationships, and the addition of products acquired from Abbott Animal Health. Livestock revenue declined 4% due to decreased sales of cattle and swine products. In cattle, our premium products were impacted by mild winter weather that resulted in decreased disease risk and incidence, while certain swine products were impacted by increased competition. Poultry products partially offset these declines as customers rotated onto our medicated feed additive products.

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•
Revenue in the International segment was $567 million, an increase of 13% operationally compared with the first quarter of 2015. Sales of livestock products grew 9% operationally, driven by the addition of revenue, primarily in Chile and Norway, from recently acquired PHARMAQ. Additionally, sales of cattle products grew in France and Brazil. Growth in France was due to lower than normal sales in the year-ago quarter resulting from implementation of new legislation, while growth in Brazil was driven by price increases and favorable market conditions. Livestock growth, however, was partially offset by business reductions in Venezuela and India and product rationalization. Sales of companion animal products increased 23% operationally, driven in part from increased sales of APOQUEL in existing markets - primarily the United Kingdom, Spain, and Germany - and new markets - France and Australia. Growth also benefited from performance in China and Japan. In China, growth was driven by demand for our vaccines portfolio, while Japan’s growth was driven by competitor supply issues and timing of customer purchases. Additionally, sales of products acquired from Abbott Animal Health benefited companion animal growth.

Zoetis continues to drive demand and strengthen its diverse portfolio of products through lifecycle innovations, strong customer relationships and access to new markets and technologies. The company is focused on improving the performance and delivery of its current product lines; expanding product indications across species; pursuing approvals in new geographies; and developing innovative medicines, treatments and solutions for emerging diseases and unmet customer needs. Some recent highlights include:

•
Zoetis expanded its line of livestock vaccines in China in the first quarter. In March, the company received approval for RUI LAN WEN™, the first combination vaccine approved in China to help protect pigs against classical swine fever (CSF) and porcine reproductive and respiratory syndrome (PRRS) prevalent in China. This is the second vaccine resulting from the Zoetis Jilin Guoyuan joint venture in China. Zoetis also gained approval in China for POULVAC® MAREK CVI+HVT, a vaccine to help prevent Marek’s disease in poultry.

•
The company has received licenses from the USDA for a new VANGUARD® B Oral vaccine and three new VANGUARD® Intranasal Rapid Resp vaccines. Zoetis is now the first and only manufacturer to offer oral, intranasal and injectable options for vaccinating dogs against Bordetella bronchiseptica, which is considered a common pathogen in canine infectious respiratory disease.

•
At the end of the first quarter, Zoetis was granted a conditional license from the U.S. Department of Agriculture (USDA) for Avian Influenza Vaccine, H5N1 Subtype, Killed Virus[3]. The vaccine is intended for use in chickens as an aid in the prevention of disease caused by avian influenza virus H5N1, a highly pathogenic disease that caused the largest animal health emergency in U.S. history during the spring and summer of 2015, according to the USDA. Zoetis is participating in a competitive bidding process to supply the USDA with this vaccine for the National Veterinary Stockpile should they decide a vaccination strategy is needed.

Zoetis continues to expand major products into new markets.

•	Following an approval last year in the EU markets, Zoetis received approval for SIMPARICA™ (sarolaner) in the U.S. and Canada and SIMPARIC™ in Brazil; this is a new

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oral parasiticide for dogs that enables the company to compete in the fastest growing segment of the approximately $3 billion global market of flea and tick products.

•
With the approval of APOQUEL in Japan in the first quarter, the product is now approved in all major markets. APOQUEL® (oclacitinib tablet) is a novel Janus Kinase inhibitor for the control of pruritus, or itching, associated with allergic dermatitis and the control of atopic dermatitis in dogs at least 12 months of age.

•
Zoetis also received a conditional license in Canada for Canine Atopic Dermatitis Immunotherapeutic[3], a first-of-its-kind antibody therapy that targets and neutralizes interleukin-31 (IL-31) to help reduce clinical signs associated with atopic dermatitis in dogs.

FINANCIAL GUIDANCE
Zoetis' guidance for the full year 2016 and the full year 2017 continues to reflect the company’s confidence in its diverse portfolio, the strength of its business model, and the stability and predictability of the animal health industry.

Zoetis has updated elements of its guidance today to reflect foreign exchange rates as of April and current views of its operations. Considering these factors, the company’s guidance for the full year 2016 and the full year 2017 is the following:

Full Year 2016:

•	Revenue of between $4.775 billion to $4.875 billion

•	Reported diluted EPS for the full year of between $1.41 to $1.56 per share

•	Adjusted diluted EPS for the full year between $1.83 to $1.90 per share

Full Year 2017 (updated solely for foreign exchange rates):

•	Revenue of between $5.075 billion to $5.275 billion

•	Reported diluted EPS for the full year of between $2.01 to $2.19 per share

•	Adjusted diluted EPS for the full year between $2.24 to $2.38 per share

Additional guidance on other items such as expenses and tax rate is included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (EDT) today, during which company executives will review first quarter 2016 results, discuss 2016 financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://www.zoetis.com/events-and-presentations. A replay of the webcast will be archived and made available on May 4, 2016.

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About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2015, the company generated annual revenue of $4.8 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

1 Operational revenue growth is defined as revenue growth excluding the impact of foreign exchange.

2 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

3This product license is conditional. Efficacy and potency tests are in progress.

DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income and adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-

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GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contacts:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White	Steve Frank
1-973-443-2835 (o)	1-973-822-7141 (o)
elinore.y.white@zoetis.com	steve.frank@zoetis.com

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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	First Quarter
	2016	2015	% Change
Revenue	$1,162	$1,102	5
Costs and expenses:
Cost of sales(b)	389	394	(1)
Selling, general and administrative expenses(b)	315	354	(11)
Research and development expenses(b)	90	80	13
Amortization of intangible assets(c)	21	15	40
Restructuring charges and certain acquisition-related costs	2	1	100
Interest expense	43	28	54
Other (income)/deductions–net	(30)	—	*
Income before provision for taxes on income	332	230	44
Provision for taxes on income	128	65	97
Net income before allocation to noncontrolling interests	204	165	24
Less: Net income attributable to noncontrolling interests	—	—	—
Net income attributable to Zoetis	$204	$165	24

Earnings per share—basic	$0.41	$0.33	24

Earnings per share—diluted	$0.41	$0.33	24

Weighted-average shares used to calculate earnings per share (in thousands)
Basic	497,399	501,146
Diluted	499,539	503,224

* Calculation not meaningful.

(a)
The condensed consolidated statements of income present the three months ended April 3, 2016, and March 29, 2015. Subsidiaries operating outside the United States are included for the three months ended February 28, 2016 and February 22, 2015.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter ended April 3, 2016
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)		Certain Significant Items(2)	Non-GAAP Adjusted(b)
Revenue	$1,162	$—	$—		$—	$1,162
Cost of sales(c)	389	(7)	—		(4)	378
Gross profit	773	7	—		4	784
Selling, general and administrative expenses(c)	315	(1)	—		(14)	300
Research and development expenses(c)	90	(1)	—		—	89
Amortization of intangible assets(d)	21	(17)	—		—	4
Restructuring charges and certain acquisition-related costs	2	—	—	—	(2)	—
Interest expense	43	—	—		—	43
Other (income)/deductions–net	(30)	—	(1)		33	2
Income before provision for taxes on income	332	26	1		(13)	346
Provision for taxes on income	128	17	(2)		(36)	107
Net income attributable to Zoetis	204	9	3		23	239
Earnings per common share attributable to Zoetis–diluted(e)	0.41	0.02	0.01		0.04	0.48

	Quarter ended March 29, 2015
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)		Certain Significant Items(2)	Non-GAAP Adjusted(b)
Revenue	$1,102	$—	$—		$—	$1,102
Cost of sales(c)	394	(2)	—		(7)	385
Gross profit	708	2	—		7	717
Selling, general and administrative expenses(c)	354	—	—		(34)	320
Research and development expenses(c)	80	—	—		—	80
Amortization of intangible assets(d)	15	(11)	—		—	4
Restructuring charges and certain acquisition-related costs	1	—	(1)		—	—
Interest expense	28	—	—		—	28
Other (income)/deductions–net	—	—	—		—	—
Income before provision for taxes on income	230	13	1		41	285
Provision for taxes on income	65	7	(2)		8	78
Net income attributable to Zoetis	165	6	3		33	207
Earnings per common share attributable to Zoetis–diluted(e)	0.33	0.01	0.01		0.06	0.41

(a)
The condensed consolidated statements of income present the three months ended April 3, 2016, and March 29, 2015. Subsidiaries operating outside the United States are included for the three months ended February 28, 2016, and February 22, 2015.

(b)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(c)	Exclusive of amortization of intangible assets, except as discussed in footnote (d) below.

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(d)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

(e)	EPS amounts may not add due to rounding.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)	Acquisition-related costs include the following:

	First Quarter
	2016	2015
Integration costs(a)	$—	$1
Other(b)	1	—
Total acquisition-related costs—pre-tax	1	1
Income taxes(c)	(2)	(2)
Total acquisition-related costs—net of tax	$3	$3

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.

(b)	Included in Other (income)/deductions—net.

(c)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate, as well as a tax charge related to the acquisition of certain assets of Abbott Animal Health.

Certain amounts may reflect rounding adjustments.

(2) Certain significant items include the following:

	First Quarter
	2016	2015
Operational efficiency initiative(a)	$(28)	$10
Supply network strategy(b)	3	5
Stand-up costs(c)	12	23
Other(d)	—	3
Total certain significant items—pre-tax	(13)	41
Income taxes(e)	(36)	8
Total certain significant items—net of tax	$23	$33

(a)
For the three months ended April 3, 2016, comprises restructuring charges of $2 million related to employee termination costs ($1 million) and exit costs ($1 million), included in Restructuring charges and certain acquisition-related costs, consulting fees of $3 million, included in Selling, general and administrative expenses, and a $33 million gain related to the sale of certain manufacturing sites and products (gross proceeds received were $75 million), included in Other (income)/deductions—net. For the three months ended March 29, 2015, represents consulting fees included in Selling, general and administrative expenses.

(b)
For the three months ended April 3, 2016, comprises accelerated depreciation charges of $1 million and consulting fees of $2 million, included in Cost of sales. For the three months ended March 29, 2015, represents consulting fees included in Cost of sales.

(c)
Represents certain nonrecurring costs related to becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs. Included in Cost of sales ($1 million and $2 million) and Selling, general and administrative expenses ($11 million and $21 million) for the three months ended April 3, 2016, and March 29, 2015, respectively.

(d)	For the three months ended March 29, 2015, represents charges due to unusual investor-related activities in Selling, general and administrative expenses.

(e)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. The three months ended April 3, 2016, also includes a net tax charge of approximately $35 million related to the impact of the European Commission’s negative decision on the excess profits rulings in Belgium. The net charge of approximately $35 million relates to the recovery of prior tax benefits for the periods 2013 through 2015 offset by the revaluation of the company’s deferred tax assets and liabilities using the rates expected to be in place at the time of the reversal. This net charge does not include any benefits associated with a successful appeal of the decision, nor does it reflect guidance we expect to receive from the Belgian government on the methodology and timing of the recovery of prior tax benefits.

Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME (a)
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2016	2015	Total	Foreign Exchange	Operational
Adjusted cost of sales	$378	$385	(2)%	(5)%	3%
as a percent of revenue	32.5%	34.9%	NA	NA	NA
Adjusted SG&A expenses	300	320	(6)%	(5)%	(1)%
Adjusted R&D expenses	89	80	11%	(4)%	15%
Adjusted net income attributable to Zoetis	239	207	15%	(13)%	28%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the three months ended April 3, 2016, and March 29, 2015, are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

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ZOETIS INC.
2016 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2016
Revenue	$4,775 to $4,875
Operational growth(a)	3% to 5%
Adjusted cost of sales as a percentage of revenue(b)	33% to 34%
Adjusted SG&A expenses(b)	$1,290 to $1,330
Adjusted R&D expenses(b)	$360 to $380
Adjusted interest expense and other (income)/deductions(b)	Approximately $170
Adjusted EBIT margin(b)	Approximately 31%
Effective tax rate on adjusted income(b)	Approximately 32%
Adjusted diluted EPS(b)	$1.83 to $1.90
Adjusted net income(b)	$915 to $950
Operational growth(a)	9% to 13%
Certain significant items(c) and acquisition-related costs	$70 to $120
Reported diluted EPS	$1.41 to $1.56

A reconciliation of 2016 adjusted net income and adjusted diluted EPS guidance to 2016 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2016 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(b) guidance	~$915 - $950	~$1.83 - $1.90
Purchase accounting adjustments	~(65)	~(0.13)
Certain significant items(c) and acquisition-related costs	~(105 - 145)	~(0.21 - 0.29)
Reported net income attributable to Zoetis/diluted EPS guidance	~$705 - $780	~$1.41 - $1.56

(a)	Operational growth excludes the impact of foreign exchange.

(b)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense and adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Adjusted earnings before interest and taxes (EBIT) is defined as reported EBIT excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(c)
Primarily includes certain nonrecurring costs related to restructuring, net gains on sales of assets, and other charges for the operational efficiency initiative and supply network strategy, becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs.

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ZOETIS INC.
2017 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2017
Revenue	$5,075 to $5,275
Operational growth(a)	5% to 9%
Adjusted cost of sales as a percentage of revenue(b)	32% to 33%
Adjusted SG&A expenses(b)	$1,250 to $1,340
Adjusted R&D expenses(b)	$360 to $380
Adjusted interest expense and other (income)/deductions(b)	Approximately $150
Adjusted EBIT margin(b)	Approximately 34%
Effective tax rate on adjusted income(b)	Approximately 30%
Adjusted diluted EPS(b)	$2.24 to $2.38
Adjusted net income(b)	$1,120 to $1,190
Operational growth(a)	20% to 28%
Certain significant items(c) and acquisition-related costs	$50 to $80
Reported diluted EPS	$2.01 to $2.19

A reconciliation of 2017 adjusted net income and adjusted diluted EPS guidance to 2017 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2017 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(b) guidance	~$1,120 - $1,190	~$2.24 - $2.38
Purchase accounting adjustments	~(60)	~(0.12)
Certain significant items(c) and acquisition-related costs	~(35 - 55)	~(0.07 - 0.11)
Reported net income attributable to Zoetis/diluted EPS guidance	~$1,005 - $1,095	~$2.01 - $2.19

(a)	Operational growth excludes the impact of foreign exchange.

(b)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense, adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Adjusted earnings before interest and taxes (EBIT) is defined as reported EBIT excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(c)
Primarily includes certain nonrecurring costs related to restructuring, net gains on sales of assets, and other charges for the operational efficiency initiative and supply network strategy, becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2016	2015	Total	Foreign Exchange	Operational
Revenue:
Livestock	$683	$715	(4)%	(8)%	4%
Companion Animal	466	377	24%	(5)%	29%
Contract Manufacturing	13	10	30%	(9)%	39%
Total Revenue	$1,162	$1,102	5%	(7)%	12%

U.S.
Livestock	$288	$299	(4)%	—%	(4)%
Companion Animal	294	222	32%	—%	32%
Total U.S. Revenue	$582	$521	12%	—%	12%

International
Livestock	$395	$416	(5)%	(14)%	9%
Companion Animal	172	155	11%	(12)%	23%
Total International Revenue	$567	$571	(1)%	(14)%	13%

Livestock:
Cattle	$377	$397	(5)%	(8)%	3%
Swine	146	170	(14)%	(7)%	(7)%
Poultry	122	129	(5)%	(7)%	2%
Fish	17	—	*	*	*
Other	21	19	11%	(8)%	19%
Total Livestock Revenue	$683	$715	(4)%	(8)%	4%

Companion Animal:
Horses	$39	$40	(3)%	(5)%	2%
Dogs and Cats	427	337	27%	(5)%	32%
Total Companion Animal Revenue	$466	$377	24%	(5)%	29%

* Calculation not meaningful.
(a) For a description of each segment, see Note 19A to Zoetis's consolidated financial statements included in Zoetis's Form 10-K for the year ended December 31, 2015.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2016	2015	Total	Foreign Exchange	Operational
Total International	$567	$571	(1)%	(14)%	13%
Australia	35	28	25%	(13)%	38%
Brazil	46	64	(28)%	(36)%	8%
Canada	33	33	—%	(14)%	14%
China	38	35	9%	(5)%	14%
France	36	26	38%	(8)%	46%
Germany	29	28	4%	(9)%	13%
Italy	20	25	(20)%	(8)%	(12)%
Japan	31	26	19%	1%	18%
Mexico	19	18	6%	(24)%	30%
Spain	19	19	—%	(8)%	8%
United Kingdom	50	42	19%	(5)%	24%
Other Developed	68	65	5%	(8)%	13%
Other Emerging	143	162	(12)%	(13)%	1%

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2016	2015	Total	Foreign Exchange	Operational
U.S.:
Revenue	$582	$521	12%	—%	12%
Cost of Sales	131	125	5%	—%	5%
Gross Profit	451	396	14%	—%	14%
Gross Margin	77.5%	76.0%
Operating Expenses	92	81	14%	—%	14%
Other (income)/deductions	—	—	—%	—%	—%
U.S. Earnings	$359	$315	14%	—%	14%

International:
Revenue	$567	$571	(1)%	(14)%	13%
Cost of Sales	196	204	(4)%	(13)%	9%
Gross Profit	371	367	1%	(13)%	14%
Gross Margin	65.4%	64.3%
Operating Expenses	109	135	(19)%	(11)%	(8)%
Other (income)/deductions	2	2	—%	(19)%	19%
International Earnings	$260	$230	13%	(15)%	28%

Total Reportable Segments	$619	$545	14%	(6)%	20%

Other business activities(b)	(74)	(68)	9%
Reconciling Items:
Corporate(c)	(169)	(131)	29%
Purchase accounting adjustments(d)	(26)	(13)	100%
Acquisition-related costs(e)	(1)	(1)	—%
Certain significant items(f)	13	(41)	*
Other unallocated(g)	(30)	(61)	(51)%
Total Earnings(h)	$332	$230	44%
* Calculation not meaningful.

(a)	For a description of each segment, see Note 19A to Zoetis's consolidated financial statements included in Zoetis's Form 10-K for the year ended December 31, 2015.

(b)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(c)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(d)
Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(e)	Acquisition-related costs can include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.

(f)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(g)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as procurement costs.

(h)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

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